Investor Relations/Media Contact: ICR, Inc. Brad Cohen (Investor Relations) bcohen@icrinc.com 212-217-6393 Liz Brady (Media) liz.brady@icrinc.com 203-682-8230

CAPLEASE OBTAINS ATTRACTIVE SECURED LONG-TERM FINANCING OF $130 MILLION

NEW YORK--(BUSINESS WIRE)—December 18, 2007--CapLease, Inc. (NYSE: LSE) announced today that it has obtained a $129.5 million 10-year secured fixed rate non-recourse loan from an institutional lender. The loan is secured by approximately $163.1 million principal amount of collateral that had been financed on CapLease’s short-term warehouse line with Wachovia Bank. The collateral includes a cross section of CapLease’s high quality net lease debt portfolio, including first mortgage loans, structured securities and corporate credit notes. The financing has a fixed interest coupon of 5.81% per annum, and CapLease currently estimates its effective borrowing rate on the loan will be approximately 6.35% annually, based on its initial estimates of hedge and closing costs of the transaction. The loan is a non-mark to market financing and the collateral that secures the loan represents the lender’s sole recourse in the event of a default by CapLease, subject to customary recourse exceptions.

Net proceeds from the financing were used to repay borrowings on CapLease’s warehouse line. Upon completion of the transaction, CapLease has reduced its warehouse line borrowings to approximately $233 million secured by assets with a carry value of approximately $296 million, including approximately $78 million borrowed against the otherwise unencumbered Kroger and Qwest properties in the EntreCap Portfolio purchased in April 2007. CapLease continues to discuss with several institutions a variety of alternatives for long-term financing of the remaining assets securing its warehouse line.

Paul McDowell, CapLease’s Chief Executive Officer, stated, “We are very pleased to have completed this transaction, as it provides us with attractive long-term fixed rate financing on a significant component of our portfolio and meaningfully reduces our exposure to mark-to-market short-term debt. As expected, the transparency and high credit quality of the collateral, along with our 12-year history in financing net lease assets, enabled us to obtain this loan outside of the structured credit markets. Our relationship with the lender came from within our organization, reflecting our credibility and deep contacts within the net lease financing market.”

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that invests primarily in single tenant commercial real estate assets subject to long-term leases to high credit quality tenants.